Exhibit 99.1

FOR IMMEDIATE RELEASE

COMARCO REPORTS SECOND QUARTER FISCAL 2008

FINANCIAL RESULTS

LAKE FOREST, Calif., September 13, 2007 – Comarco, Inc. (NASDAQ: CMRO), a leading provider of universal mobile power products used to power and charge notebook computers, mobile phones, and many other rechargeable mobile devices, and a provider of wireless test solutions and wireless emergency call box systems, today announced its financial results for the second quarter of fiscal 2008 ended July 31, 2007.

Revenue for the second quarter of fiscal 2008 was $5.9 million compared with $13.0 million for the second quarter of fiscal 2007. The Company reported a net loss of $2.2 million or $(0.30) per share for the recent second quarter compared with net income of $242,000 or $0.03 per share for the second quarter of the prior fiscal year.

ChargeSource revenue for the second quarter of fiscal 2008 was $0.8 million, a decrease of 83% compared with $4.5 million reported for the second quarter of fiscal 2007. WTS revenue was $1.4 million in the second quarter of fiscal 2008, down 63% compared with $3.7 million for the second quarter of fiscal 2007. Callbox revenue totaled $3.8 million for the second quarter of fiscal 2008, down 21% from $4.7 million reported for the second quarter of fiscal 2007.

“The second quarter results continued to reflect the transitions underway in our ChargeSource and WTS businesses which have negatively affected our top line,” said Tom Franza, President and Chief Executive Officer of Comarco. “In ChargeSource, our recent announcement regarding the general availability of Titan, our next-generation power adapter platform, represents a critical milestone for the Company. The new platform is roughly half the size and weight of any competitive products currently on the market. It is specifically designed for retail sales worldwide. We have firm orders for this product and, most importantly, expect to begin shipments to Kensington in November.”

“We continue to focus on expanding ChargeSource availability into the retail distribution channel through additional resellers,” Mr. Franza continued. “In addition, we remain on track with our initiative to develop a small form factor power adaptor for a leading notebook OEM, who will brand and sell them under their name. As we have stated previously, we anticipate that the progress we are making on these initiatives will result in improved revenue from ChargeSource in the fourth quarter of fiscal 2008.”

“Sales of our Wireless Testing Solutions (WTS) products also decreased compared with the second quarter of fiscal 2008 due to the transition of our legacy Quality of Service product platform to the next-generation platform co-developed with Ascom, as well as industry-wide technology transition delays resulting in soft demand worldwide. The joint development effort with our partner Ascom on our next-generation Quality of Service offering is proceeding well and we continue to expect to launch our new product in the fourth quarter of the current fiscal year. Finally, our call box business revenue continued to be strong, but declined compared to a very robust prior year driven by system upgrades under previously awarded contracts,” commented Mr. Franza.

“Looking ahead and as previously mentioned, the Company is in the midst of a major corporate transition in two of its businesses consisting of significant development and product release milestones

25541 Commercentre Drive Lake Forest, CA 92630        Office: (949) 599-7400        Fax: (949) 599-1415

that are not expected to be completed until the fourth quarter of fiscal 2008. We are pleased that we are progressing as expected in our plans for both ChargeSource and WTS and we expect that we will start to achieve revenue growth in both businesses in the fourth quarter of fiscal 2008, as well as next year.

“Finally, we recently announced the engagement of Pagemill Partners, a financial advisory firm with strong middle market technology experience, to help us in the evaluation of strategic alternatives. Bringing Pagemill on board provides us with additional resources so that we can focus on identifying the optimal course of action in each of our three businesses that will drive value for our shareholders. We don’t expect to be making any further comments on this process until a conclusion regarding the feasibility of specific strategic alternatives has been determined,” Mr. Franza concluded.

The Company had $21 million in cash at July 31, 2007 and no long term debt.

Forward-Looking Information

This news release includes “forward-looking statements” that are subject to risks, uncertainties, and other factors that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements. Forward-looking statements in this release are generally identified by words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “would,” and similar expressions that are intended to identify forward-looking statements. A number of important factors could cause our results to differ materially from those indicated by these forward-looking statements, including, among others, the impact of perceived or actual weakening of economic conditions on customers’ and prospective customers’ spending on our products and services; quarterly fluctuations in our revenue or other operating results; failure to meet financial expectations of analysts and investors, including failure from significant reductions in demand from earlier anticipated levels; potential difficulties in the assimilation of operations, strategies, technologies, personnel and products of acquired companies and technologies; risks related to market acceptance of our products and our ability to meet contractual and technical commitments with our customers; activities by us and others regarding protection of intellectual property; and competitors’ release of competitive products and other actions. Further information on potential factors that could affect our financial results are included in risks detailed from time to time in our Securities and Exchange Commission filings, including without limitation our annual report of Form 10-K for the year ended January 31, 2007.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Moreover, neither any other person nor we assume responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Earnings Conference Call

Comarco will host a conference call to discuss the financial results for the fiscal second quarter ended July 31, 2007 and current corporate developments at 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) today, September 13, 2007. The dial-in number to access the conference call is (800) 218-0713 for domestic callers or (303) 262-2130 for international callers. A live Webcast will also be made available at www.comarco.com. A replay will be available approximately one hour after the call for 7 days following the call’s conclusion. To access the replay, dial (800) 405-2236 for domestic callers or

25541 Commercentre Drive Lake Forest, CA 92630        Office: (949) 599-7400        Fax: (949) 599-1415

(303) 590-3000 for international callers, both using passcode 11096586#. A Web archive will be made available at www.comarco.com for 90 days following the call’s conclusion.

About Comarco

Based in Lake Forest, Calif., Comarco is a leading provider of universal mobile power products used to power and charge notebook computers, mobile phones, and many other rechargeable mobile devices. Comarco is also a provider of wireless test solutions and wireless emergency call box systems. The Company’s Web sites can be found at www.comarco.com and www.chargesource.com.

Company Contacts:		Investor Contact:
Tom Franza	Dan Lutz	Douglas Sherk/Jenifer Kirtland
President and CEO	EVP and CFO	CEO/Senior Vice President
Comarco, Inc.	Comarco, Inc.	EVC Group, Inc.
(949) 599-7440	(949) 599-7556	(415) 896-6820
tfranza@comarco.com	dlutz@comarco.com	dsherk@evcgroup.com

25541 Commercentre Drive Lake Forest, CA 92630        Office: (949) 599-7400        Fax: (949) 599-1415

COMARCO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2007	2006	2007	2006
Revenue	$5,919	$12,972	$11,334	$23,528
Cost of revenue	4,111	8,246	7,347	15,271

Gross profit	1,808	4,726	3,987	8,257
Selling, general and administrative costs	2,356	2,606	4,762	5,124
Engineering and support costs	2,159	2,099	4,109	3,977

Operating income (loss)	(2,707)	21	(4,884)	(844)
Other income, net	218	221	491	450
Gain on sale of equipment, net	—	—	321	—
Gain on sale of investment in SwissQual, net	269	—	269	61

Income (loss) before income taxes	(2,220)	242	(3,803)	(333)
Income tax expense	—	—	32	—

Net income (loss)	$(2,220)	$242	$(3,835)	$(333)

Basic and diluted loss per share:
Net income (loss)	$(0.30)	$0.03	$(0.52)	$(0.05)

Weighted average common shares outstanding:
Basic	7,333	7,391	7,349	7,410

Diluted	7,333	7,436	7,349	7,410

Common shares outstanding	7,327	7,379	7,327	7,379

25541 Commercentre Drive Lake Forest, CA 92630        Office: (949) 599-7400        Fax: (949) 599-1415

COMARCO, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 31, 2007	January 31, 2007 (A)
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$21,002	$26,360
Short-term investments	686	897
Accounts receivable, net	3,129	10,942
Inventory	4,079	5,452
Other current assets	495	427

Total current assets	29,391	44,078
Property and equipment, net	2,683	3,331
Software development costs, net	39	243
Intangible assets, net	642	820
Goodwill	2,394	2,394
Restricted cash	500	500
Other assets	47	47

	$35,696	$51,413

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$297	$718
Deferred revenue	2,227	2,586
Deferred compensation	686	897
Accrued liabilities	3,032	6,259

Total current liabilities	6,242	10,460
Deferred income taxes	59	59
Tax liability: FIN 48	86	—
Deferred rent	673	767
Deferred revenue	1,976	2,138

Total liabilities	9,036	13,424

Stockholders’ equity	26,660	37,989

	$35,696	$51,413

(A)	Derived from the audited consolidated financial statements as of January 31, 2007.

25541 Commercentre Drive Lake Forest, CA 92630        Office: (949) 599-7400        Fax: (949) 599-1415